UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
ENOVA SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)
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ENOVA SYSTEMS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 21, 2011

NOTICE IS HEREBY GIVEN that the 2011 Annual Meeting of Shareholders (the “Annual Meeting”) of Enova Systems, Inc., a California corporation, will be held on June 21, 2011 at 9:00 a.m. local time at Enova Systems, Inc.’s principal executive office, located at 1560 West 190th Street, Torrance, California 90501 for the following purposes:

1. To elect six directors to serve until the 2012 Annual Meeting of Shareholders and until their respective successors are elected and qualify from among the following nominees: Richard Davies, John J. Micek, Edwin O. Riddell, Roy Roberts, Michael Staran, and John R. Wallace.

2. To vote on ratifying the selection of PMB Helin Donovan, LLP as its independent auditors for 2011.

3. To authorize the directors to cancel the admission of the Company’s common stock to trading on the AIM market of the London Stock Exchange.

4. To transact such other business as may be properly brought before the Annual Meeting and at any postponements or adjournments thereof.

Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which, by original or later postponement or adjournment, the Annual Meeting may be postponed or adjourned.

The Board of Directors has fixed the close of business on May 6, 2011 as the record date for determining the shareholders entitled to receive notice of and to vote at the Annual Meeting and at any postponements or adjournments thereof. Only holders of record of Enova Systems, Inc.’s common stock, no par value, or Preferred Stock, no par value, on that date will be entitled to receive notice of and to vote at the Annual Meeting.

All shareholders are cordially invited to attend the meeting in person. To assure your representation at the meeting, however, you are requested to authorize a proxy to vote your shares by filling in and signing the enclosed proxy card, and by mailing it promptly in the enclosed postage-prepaid envelope. You may also authorize a proxy to vote your shares electronically by following the instructions on your proxy card. Any shareholder attending the meeting may vote in person even if he or she has returned a proxy.

By Order of the Board of Directors

/s/  Michael Staran
Michael Staran, President and Chief Executive Officer
Torrance, California
May 25, 2011

IMPORTANT:

Regardless of the number of shares you own, your vote is important. Please complete, sign, date and promptly return the enclosed proxy card (in accordance with the instructions thereon) or form of instruction (in accordance with the instruction) to vote your shares.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on June 21, 2011: The Proxy Statement and Annual Report to Security Shareholders are available at www.proxyvote.com

Page

GENERAL INFORMATION ABOUT THE ANNUAL MEETING	1
Proxy Statement	1
Record Date and Voting	1
Solicitation	2
Revocability of Proxy	2
PROPOSAL 1: ELECTION OF DIRECTORS	3
Information Regarding Nominees	3
Required Vote and Recommendation	5
PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC AUDITORS	5
Required Vote and Recommendation	6
PROPOSAL 3: AUTHORIZATION OF THE DIRECTORS TO CANCEL THE ADMISSION OF THE COMPANY’S COMMON STOCK TO TRADING ON THE AIM MARKET OF THE LONDON STOCK EXCHANGE	6
Required Vote and Recommendation	7
CORPORATE GOVERNANCE AND RELATED MATTERS	8
Code of Ethics	8
Board of Directors and its Committees	8
Board Leadership Structure and Role in Risk Oversight	9
Consideration of Director Nominees	9
Contacting the Board	10
Director Compensation	10
EXECUTIVE OFFICERS	11
EXECUTIVE COMPENSATION	12
Summary Compensation Table	12
Outstanding Equity Awards at Fiscal Year-End	13
Current Equity Incentive Plans	14
Change of Control and Retirement Arrangements	14
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	16
Table of Beneficial Ownership	16
Section 16(a) Beneficial Ownership Reporting Compliance	17
TRANSACTIONS WITH RELATED PERSONS	17
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	17
Pre-approval of Audit and Permissible Non-Audit Services	17
Audit Fees	18
REPORT OF THE AUDIT COMMITTEE	19
ADDITIONAL INFORMATION	19
Shareholder Proposals for Annual Meetings	19
Annual Report to Shareholders	19

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Proxy Statement

This proxy statement is furnished to the shareholders of Enova Systems, Inc., a California corporation, in connection with the solicitation of proxies by our Board of Directors for use at our 2011 Annual Meeting of Shareholders to be held on Tuesday, June 21, 2011 at 9:00 a.m. local time at the Enova Systems, Inc.’s principal executive office, located at 1560 West 190th Street, Torrance, California 90501 and at any and all adjournments of the Annual Meeting. Directions to our office may be obtained by calling us at the following telephone number: (310) 527-2800 ext. 128. This proxy statement and the accompanying Notice of Annual Meeting and proxy card are first being sent to shareholders on or about May 27, 2011.

Please mark, date, sign and return the enclosed Proxy or Form of Instruction (as applicable) in the accompanying postage-prepaid, return envelope as soon as possible so that, if you do not attend the Annual Meeting, your shares may be voted.

Record Date and Voting

The close of business on May 6, 2011 has been fixed as the record date for determining the holders of shares of common stock, Series A Preferred Stock, and Series B Preferred Stock of Enova Systems entitled to notice of and to vote at the Annual Meeting. As of the close of business on the May 6, 2011, there were 31,485,953 shares of common stock, 2,652,159 shares of Series A Preferred Stock, and 546,166 shares of Series B Preferred Stock, outstanding and entitled to vote at the Annual Meeting. The common stock, Series A Preferred Stock and Series B Preferred Stock will vote together as a single class on all matters voted on at the Annual Meeting.

Each outstanding share of common stock on the record date is entitled to one vote, each outstanding share of Series A Preferred Stock on the record date is entitled to 1/45 or 2.22% of one vote, and each outstanding share of Series B Preferred Stock on the record date is entitled to 2/45 or 4.44% of one vote on all matters voted on at the Annual Meeting. The conversion ratio for the preferred stock reflects anti-dilution provisions to account for the 1:45 reverse stock-split that our common stock underwent on July 20, 2005. On a converted basis therefore, the Series A Preferred Stock holds the voting power of 58,937 shares of common stock and the Series B Preferred Stock holds the voting power of 24,768 shares of common stock. Including the preferred stock on an as converted basis together with the 31,485,953 shares of common stock, the total voting shares entitled to vote on the record date was 31,569,658 shares. However, the votes of the preferred shares will not be counted towards approval of Proposal 3 as described below.

The presence at the Annual Meeting of a majority of the shares of common stock, Series A Preferred Stock, and Series B Preferred Stock of Enova Systems in the aggregate on an as converted basis, or approximately 15,816,399 of these shares on an as converted basis either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

Abstentions and “broker non-votes” will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting. A “broker non-vote” refers to a share represented at the Annual Meeting which is held by a broker or other nominee who has not received instructions from the beneficial owner or person entitled to vote such share and with respect to which, on one or more but not all proposals, such broker or nominee does not have discretionary voting power to vote such share. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting, and each is tabulated separately. However, broker non-votes are not counted for purposes of determining the number of votes cast with respect to a particular proposal. In determining whether a proposal (other than the election of directors) has been approved, abstentions are counted as votes against the proposal (except for Proposal 3, as described below) and broker non-votes are not counted as votes for or against the proposal.

With respect to the election of directors (Proposal 1), the six nominees receiving the highest number of affirmative votes of the common stock, Series A Preferred Stock (as converted), and Series B Preferred Stock (as converted), present and voting together as a single class at the meeting, either in person or by proxy, will be declared elected. The affirmative vote of a majority of the shares of common stock, Series A Preferred Stock (as converted), and Series B Preferred Stock (as converted), present and voting together as a single class at the meeting, either in person or by proxy, is required for approval of Proposal 2 (ratification of independent auditors). With respect to Proposal 3 (authorization of the directors to cancel the admission of the Company’s common stock to trading on the AIM market of the London Stock Exchange), the affirmative vote of seventy-five percent (75%) of the shares admitted to trading on AIM and cast at the Annual Meeting is required for approval. As the preferred stock of the Company is not admitted to trading on AIM, those shares will not be counted for or against approval of Proposal 3.

If a properly signed proxy or form of instruction is submitted but not marked as to a particular item, the shares represented thereby will be voted FOR the election of the six nominees for director of Enova Systems named in this proxy statement, FOR the ratification of the selection of PMB Helin Donovan LLP as our independent auditors for 2011, and FOR the authorization of the directors to cancel the admission of the Company’s common stock to trading on the Alternative Investment Market (“AIM market”) of the London Stock Exchange. Note that the NYSE Amex rules no longer permit brokers to vote with respect to Proposal 1, the election of directors, if the broker has not received voting instructions from the beneficial owner as to that proposal. Thus, if your shares are held in “street name” by your broker, nominee, fiduciary or other custodian, we urge you to respond to your brokerage firm or other custodian so that your votes will be cast with respect to Proposal 1, the election of directors.

The Board of Directors does not know of, and it is not anticipated that, any matters other than those set forth in the proxy statement will be presented at the Annual Meeting. If other matters are presented, proxies will be voted in the discretion of the proxy holders.

An automated system administered by our transfer agent will tabulate votes of the holders of common stock, Series A and Series B Preferred Stock cast by proxy. An employee of Enova Systems will tabulate votes cast in person at the Annual Meeting.

Solicitation

You may submit your proxy by signing your proxy card and mailing it in the enclosed, postage-prepaid and addressed envelope. For shares you hold beneficially in street name, you may sign the voting instruction card included by your broker or nominee and mail it in the envelope provided.

If you are a holder of depositary interests representing shares of the Company’s common stock, please complete and return (or instruct your nominees to complete and return) the form of instruction provided to you (in accordance with the instructions set out on the form) to the Company’s registrars, Computershare. Computershare (acting as depositary) will then vote the underlying shares of the Company’s common stock on your behalf. Alternatively, if you are a CREST member, you may vote by using the CREST electronic proxy appointment service. Please provide your instructions as soon as possible so that your shares can be voted at the Annual Meeting.

The solicitation of proxies will be conducted by mail and Enova Systems will bear all attendant costs. These costs will include the expense of preparing and mailing proxy materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of Enova Systems common stock or preferred stock. We may conduct further solicitation personally, telephonically, by facsimile or by other electronic or written means through our officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation.

Revocability of Proxy

You may change your proxy instructions at any time prior to the vote at the Annual Meeting. For shares held directly in your name, you may do this by granting a new proxy, by filing a written revocation with the Secretary of Enova Systems, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting without further action will not cause your previously granted proxy to be revoked. You may change your proxy instructions for shares you beneficially own by submitting new voting instructions to your broker or nominee. If you are a holder of depositary interests representing shares of the Company’s common stock and wish to revoke or change your vote, you should contact the Company’s registrars, Computershare on the number set out on your Form of Instruction. Holders of depositary interests may not vote the shares represented by those depositary interests at the Annual Meeting unless they obtain a letter of representation from Computershare, granting them the right to vote the underlying shares at the Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors currently consists of six members. Our Bylaws provide that the size of the Board shall be not less than six members nor more than nine members. Pursuant to our Bylaws, the Board of Directors has established the authorized number of directors at six. Six nominees will stand for election at the Annual Meeting and if elected will serve until the 2012 Annual Meeting of Shareholders and until their successors are elected and qualify. The following six individuals have been nominated to serve as directors: Richard Davies, John J. Micek, Edwin O. Riddell, Roy S. Roberts, Michael E. Staran and John R. Wallace. These six nominees currently serve on the Board. Each of the existing Board members was elected at our prior annual meeting of shareholders in December 2010.

The Board anticipates that each of the six nominees, if elected, will serve as a director. In the unexpected event a nominee is unable or declines to serve as a director at the time of the Annual Meeting, the shares of common stock, Series A Preferred Stock and Series B Preferred Stock represented by the enclosed proxy may (unless such proxy contains instructions to the contrary) be voted for such other person or persons as may be determined by the holders of such proxies.

Information Regarding Nominees

Richard Davies.  Mr. Davies, age 42, has served on the Board of Directors since 2008. Since 2007, he has served as Managing Director of investments for Jagen Pty Ltd. Prior to that appointment, he managed the listed equity investments of Jagen Ptd Ltd. since 2003. Between 2001 and 2003, Mr. Davies co-founded Kicap Management, a global long short equity hedge fund. Between 1998 and 2001, Mr. Davies worked for Tiger Management as an analyst of telecom and media industries. In addition to his experience as a portfolio manager and analyst, Mr. Davies between 1992 and 1996 practiced an attorney with Baker & McKenzie in Hong Kong and Melbourne, Australia and then Freehill, Hollingdale & Page in Melbourne and Sydney, Australia. Mr. Davies graduated in 1992 from Monash University in 1992 with a Bachelor of Law (Honors) and Bachelor of Economics. He also earned an MBA (Honors) from Columbia Business School.

Mr. Davies’ finance background, relationship with a key long-term significant shareholder, and his performance as a board member of our Company led the Board of Directors to conclude that he should be nominated to serve another term as a director.

John J. Micek.  Mr. Micek, age 58, was re-appointed to the Board of Directors in 2007 and was appointed as Chief Financial Officer, Treasurer and Secretary of the Company effective January 1, 2011. He previously served on the Board between April 1999 and July 2005. From 2000 to 2010, Mr. Micek was Managing Director of Silicon Prairie Partners, LP, a Palo Alto, California based family-owned venture fund. Since April 2010, Mr. Micek has been Managing Partner of Verdant Ventures, a merchant bank dedicated to sourcing and funding University and corporate lab spinouts in areas including cleantech and pharma. He also is admitted to practice law in California and his prior practice focused on financial services. Currently, Mr. Micek actively serves on the Board of Directors of Armanino Foods of Distinction, Innovaro Corporation and JAL/Universal Assurors. During the past five years, he previously served on the Board of Directors of Benda Pharmaceutical, Wherify Wireless, and ExchangeBlvd.com. Mr. Micek is a cum laude graduate of Santa Clara University, and the University of San Francisco School of Law, where he was Senior Articles Editor of the Law Review. Mr. Micek was also on the Board of Directors of Universal Warranty Corporation, a wholly owned subsidiary of GMACI, from 2000-2003.

Mr. Micek’s finance and business background, longstanding relationship with our Company, and his performance as a board member of our Company led the Board of Directors to conclude that he should be nominated to serve another term as a director.

Edwin O. Riddell.  Mr. Riddell, age 69, has served on the Board of Directors since 1995. He also served as our President and Chief Executive Officer from August 20, 2004 until his retirement effective August 28, 2007. Between 1999 and 2004, Mr. Riddell was President of CR Transportation Services, a consultant to the electric and hybrid vehicle industry. From 1992 to 1999, Mr. Riddell was Product Line Manager of the Transportation Business Unit at the Electric Power Research Institute, and from 1985 until 1992, he served with the Transportation Group,

Inc. as Vice President of Engineering, working on electrically driven public transportation systems. From 1979 to 1985, Mr. Riddell was Vice President, General Manager and COO of Lift-U, Inc., a manufacturer of handicapped wheelchair lifts for the transit industry. He has also worked with Ford, Chrysler, and General Motors in the area of auto design, and as a member of senior management for a number of public transit vehicle manufacturers. Mr. Riddell served as a member of the American Public Transportation Association’s (APTA) Member Board of Governors for over 15 years, and served on APTA’s Board of Directors. Mr. Riddell was also Managing Partner of the U.S. Advanced Battery Consortium. He also serves on the Electric Drive Association Board of Directors.

Mr. Riddell’s prior service as chief executive officer of our Company, historical perspective on our Company’s business, relationships and strategy; and his performance as a board member of our Company led the Board of Directors to conclude that he should be nominated to serve another term as a director.

Roy S. Roberts.  Mr. Roberts, age 71, was appointed to the Board of Directors in 2008. He has served as Managing Director of Reliant Equity Investors, a venture capital firm, since September 2000. Mr. Roberts retired from General Motors in 2000. At the time of his retirement, he was Group Vice President for North American Vehicle Sales, Service and Marketing of General Motors Corporation, having been elected to that position in October 1998. Prior to that time, he was Vice President and General Manager in charge of Field Sales, Service and Parts for the Vehicle Sales, Service and Marketing Group from August 1998 to October 1998, General Manager of the Pontiac-GMC Division between 1996 and 1998, and General Manager of the GMC Truck Division between 1992 and 1996. Mr. Roberts first joined General Motors Corporation in 1977 and became a corporate officer of General Motors Corporation in 1987. He was named 1996 Executive of the Year by Black Enterprise magazine and 1997 Executive of the Year by African Americans on Wheels magazine. Mr. Roberts earned a bachelor’s degree from Western Michigan University and completed the Executive Development Program at Harvard University. He also received honorary doctorate degrees from Florida A&M University and Grand Valley State College. He previously served as on the Board of Directors for Burlington Northern Santa Fe Corporation, the Morehouse School of Medicine, the United Negro College Fund, the National Urban League, and as president and on the National Board of Directors for the Boy Scouts of America. He currently serves as a director for Abbott Laboratories and as Trustee Emeritus at Western Michigan University.

Mr. Roberts’ knowledge of the automotive industry, experience in key automotive companies, and his performance as a board member of our Company led the Board of Directors to conclude that he should be nominated to serve another term as a director.

Michael Staran.  Mr. Staran, age 50, was appointed to the Board of Directors in 2007. He currently serves as our President and Chief Executive Officer. Mr. Staran became our Chief Executive Officer effective August 28, 2007. He previously had served as President and Chief Operating Officer since June 26, 2007 and Executive Vice President since November 17, 2006. He also acted as a consultant for Enova Systems from November 2004 through February 2005 when he was hired by us as Director of Sales and Marketing. Mr. Staran has over 25 years of experience in business development, product management, sales and marketing, and engineering. Prior to joining us in 2006, he had served since 1998 as President of Effective Solutions People LLC providing specialized consulting to the OEM supplier segment. His affiliations and work history range from companies such as Ford, General Motors and DaimlerChrysler to suppliers such as Johnson Controls Inc. and Decoma International (a division of Magna International) where he was vice president of sales and marketing for 13 years. Mr. Staran holds a Bachelor of Science degree in Mechanical Engineering with a minor in Mathematics from Lawrence Institute of Technology in Southfield Michigan. Mr. Staran has developed three patented mechanical designs within the automotive components sector.

Mr. Staran’s role as our Chief Executive Officer, his knowledge our operations, and his performance as a board member of our Company led the Board of Directors to conclude that he should be nominated to serve another term as a director.

John R. Wallace.  Mr. Wallace, age 62, was elected to the Board of Directors in 2002 and was elected Chairman of the Board of Directors on August 22, 2008. Mr. Wallace has been a member of the Board of Directors for Xantrex Technology, Inc. based in Burnaby, B.C., Canada since 2003 and also held the position of CEO at Xantrex from November 2005 until September 2008. From 2002 to 2005, Mr. Wallace worked independently as a consultant in the alternative energy sector. Prior to working as a consultant, Mr. Wallace served in various capacities at Ford Motor Company from 1988 until his retirement in 2002. He served as Director of Ford’s Electronic Systems Research Laboratory, Research Staff, from 1988 through 1990. He then worked in Ford’s alternative fuel vehicle programs, serving first as Director of Technology Development Programs then as Director of Electric Vehicle Programs, Director of Alternative Fuel Vehicles, and finally Director of Environmental Vehicles. Prior to joining Ford Research Staff, he was president of Ford Microelectronics, Inc., in Colorado Springs. Mr. Wallace has been past Chairman of the Electric Vehicle Association of the Americas, past Executive Director and Chairman of the Board of Directors of TH!NK Nordic, past chairman of the United States Advanced Battery Consortium, and past Chairman of the California Fuel Cell Partnership. His other experience includes work as program manager with Intel Corporation. He also served as Director, Western Development Center, for Perkin-Elmer Corporation and as President of Precision Microdesign, Inc.

Mr. Wallace’s automotive and commercial vehicle industry experience, relationships in the electric and hybrid automotive industry, and his performance as a board member of our Company led the Board of Directors to conclude that he should be nominated to serve another term as a director.

There is no family relationship between any director, nominee, or executive officer of Enova Systems.

Required Vote and Recommendation

The holders of the common stock, Series A Preferred Stock (on an as converted basis), and Series B Preferred Stock (on an as converted basis), voting together as a single class, are entitled to elect the members of the Board.

Every shareholder entitled to vote has the right to cumulate the holder’s votes in connection with the election of our directors. Under cumulative voting, each holder of common stock, Series A and Series B Preferred Stock may cast for a single candidate, or distribute among the candidates as such holder chooses, a number of votes equal to the number of candidates (six at this Annual Meeting) multiplied by the number of votes to which holders’ shares are entitled. Cumulative voting will apply only to those candidates whose names have been placed in nomination prior to voting. No shareholder will be entitled to cumulate votes unless a shareholder has given notice at the meeting, prior to the voting, of such shareholder’s intention to cumulate the shareholder’s votes. If any one shareholder gives such notice, all shareholders may cumulate their votes for candidates in nomination, except to the extent that if a shareholder withholds votes from the nominees. You are being asked to grant discretionary authority to cumulate votes to the proxy holders. If cumulative voting is properly invoked by any shareholder, the holders of the proxies solicited hereby intend to vote such proxies in a manner that ensures the election of as many of the nominees set forth herein as possible.

The six nominees receiving the most votes will be elected as directors. Abstentions and broker non-votes will have no effect on the result of the vote, although they will count towards the presence of a quorum. Properly executed and unrevoked proxies will be voted FOR the nominees set forth in Proposal 1 unless contrary instructions or an abstention are set forth in the proxy. Note that the NYSE Amex rules no longer permit brokers to vote with respect to Proposal 1 if the broker has not received voting instructions from the beneficial owner as to that proposal. Thus, if your shares are held in “street name” by your broker, nominee, fiduciary or other custodian, we urge you to respond to your brokerage firm or other custodian so that your votes will be cast with respect to the election of directors. The proxy holders named in the accompanying form of proxy, in their discretion, will if necessary, exercise cumulative voting rights to secure the election of as many of the nominees as possible.

The Board of Directors unanimously recommends a vote FOR each and all of the nominees for director.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC AUDITORS

The Board recommends that the shareholders ratify the Audit Committee’s selection of PMB Helin Donovan LLP as the principal registered independent auditors of Enova Systems for fiscal year 2011. PMB Helin Donovan LLP served as our registered independent auditor at the conclusion of each of our four most recently completed fiscal years. A representative of PMB Helin Donovan LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions.

Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of PMB Helin Donovan LLP to our shareholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Enova Systems and our shareholders.

Required Vote and Recommendation

The affirmative vote of the holders of a majority of the shares of the common stock, Series A Preferred Stock (on an as converted basis), and Series B Preferred Stock (on an as converted basis), voting together as a single class, present or represented by proxy at the Annual Meeting, is required to ratify the selection of PMB Helin Donovan. Abstentions and broker non-votes will have no effect on the outcome of the vote, although they will count towards the presence of a quorum. Proxies will be voted FOR ratifying the selection of PMB Helin Donovan LLP as our independent auditors for fiscal year 2011 unless contrary instructions are set forth in the proxy.

The Board of Directors unanimously recommends a vote FOR the ratification of the selection of PMB Helin Donovan LLP as Enova Systems’ independent auditors for fiscal year 2011.

PROPOSAL 3

TO AUTHORIZE THE DIRECTORS TO CANCEL THE ADMISSION OF THE COMPANY’S COMMON STOCK TO TRADING ON THE AIM MARKET OF THE LONDON STOCK EXCHANGE

Background and Reasons

In July 2005, in connection with certain sales of our common stock, we sought and obtained listing of our shares of common stock on the Alternative Investment Market of the London Stock Exchange (“AIM”). We raised approximately US$20 million through the sale of shares that were initially listed on AIM and received approximately US$18.4 million of net proceeds in connection with that offering.

In August 2007, in connection with certain sales of our common stock, we sought and obtained an additional listing of our shares of common stock on AIM. We raised approximately US$11.9 million through the sale of shares that were initially listed on AIM and received approximately US$11.0 million of net proceeds in connection with that offering.

In March 2008, in connection with certain sales of our common stock, we sought and obtained an additional listing of our shares of common stock on AIM. We raised approximately US$8.3 million through the sale of shares that were initially listed on AIM and received approximately US$7.8 million of net proceeds in connection with that offering.

In December 2009, in connection with certain sales of our common stock, we sought and obtained an additional listing of our shares of common stock on AIM. We raised approximately US$1.3 million through the sale of shares that were initially listed on AIM and received approximately US$1.2 million of net proceeds in connection with that offering.

The trading of the Company’s common stock on AIM has generally been infrequent and of limited liquidity. In this regard, below is a chart showing the last five trades of the Company’s common stock made on AIM as of April 19, 2011.

Date	Volume

April 7, 2011	1,350
April 4, 2011	15,000
April 4, 2011	630
April 1, 2011	15,000
February 18, 2011	1,000

In comparison, the average volume of trades of our common stock on the NYSE Amex has been more than 38,900 shares per day during the three months preceding the date of this proxy statement.

We estimate that we spend approximately $184,000 per year on maintaining the listing of our common stock shares on AIM, including complying with disclosure and regulatory requirements that are largely duplicative of those that we are required to comply with as a U.S. public company. In this regard, the cancellation of the listing of our common stock on AIM will not affect our primary listing on the NYSE Amex or our obligation to file periodic and current reports with the SEC. Furthermore, matters relating to maintaining the listing of our common stock on AIM are consuming an increasing amount of management time.

In light of the foregoing and the need to conserve the Company’s liquidity as a result of the unprecedented instability in the global financial markets and the general slowdown in the overall economy, our Board of Directors has determined that the additional costs associated with maintaining a second listing on AIM is inappropriate and that it is in the best interests of the Company to cancel the listing of its shares of common stock on AIM. As a result, the Company is requesting that shareholders approve this proposal to authorize our directors to de-list our shares of common stock on AIM. The de-listing is expected to take place on June 30, 2011 should sufficient shareholder approval be obtained at the Annual Meeting.

Key Shareholder Considerations

Before voting on this proposal or giving proxies with regard to this matter, shareholders should consider the following factors:

•	The de-listing of the Company’s common stock from AIM will not affect the Company’s primary listing on the NYSE Amex. As a result, shareholders wishing to trade shares of the Company’s common stock subsequent to the de-listing from AIM will be able to do so through the NYSE Amex.

•	Subsequent to the de-listing of the Company’s common stock from AIM, the Company would continue to be subject to the disclosure and reporting requirements under the Securities Exchange Act of 1934, including the requirement to file periodic and current reports with the SEC. In addition, the Company would continue to be required to comply with the corporate governance listing standards of the NYSE Amex.

Required Vote and Recommendation

Under the AIM rules, the affirmative vote of 75% of the Company’s shares listed on AIM (i.e. share of common stock traded under the symbols ENV and ENVS) and cast at the Annual Meeting is required to approve this proposal. As the preferred stock of the Company is not admitted to trading on AIM, those shares will not be counted for or against approval of Proposal 3. Abstentions and broker non-votes will not be cast for or against this proposal and thus will have no effect on the vote on this proposal.

The Board of Directors unanimously recommends a vote FOR the proposal to authorize the directors to cancel the admission of the Company’s common stock to trading on the AIM market of the London Stock Exchange.

CORPORATE GOVERNANCE AND RELATED MATTERS

Code of Ethics

Enova Systems has adopted a “Code of Ethics For Officers, Directors, and Employees” consistent with Securities and Exchange Commission (SEC) rules requiring a Code of Ethics and the NYSE Amex rules requiring a Code of Conduct and Ethics. It applies to our Board of Directors, Chief Executive Officer, Chief Financial Officer and principal accounting officer, and employees. A copy of the Code of Ethics for Officers, Directors, and Employees may be obtained free of charge by writing to Enova Systems, Inc., 1560 West 190th Street, Torrance, California 90501, Attention: Chief Financial Officer or by accessing the “Investor Relations” section of our website (www.enovasystems.com). To the extent required by the rules of the SEC and the NYSE Amex, we will post on our website any amendments and waivers relating to our code of ethics with respect to our directors, principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.

Board of Directors and its Committees

The Board of Directors currently is fixed at and consists of six directors. The minimum and maximum number of Directors under our Bylaws is six and nine members.

The Board of Directors has determined that at least 50% of its current members are independent within the meaning of NYSE Amex rules as applicable to a smaller reporting company. Specifically, Messrs. Davies, Roberts and Wallace are independent.

The Board met five times during 2010. The Board schedules regular executive sessions at each of its meetings in which non-employee directors meet without management participation. In addition, at least once each year the independent directors meet without non-independent director participation. Each of the directors attended at least 75% of the total number of meetings of the Board and meetings of the committees of the Board of which he was a member. The Board expects all directors to attend, in person or by phone, our annual meetings of shareholders. All of the current Board members attended, in person or by phone, our prior annual meeting of shareholders in December 2010.

Audit Committee.  The Board of Directors has established an Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The current members of this committee are Messrs. Riddell (Chair), Roberts and Wallace. Although there presently are three members of the Audit Committee, NYSE Amex rules permit us, as a smaller reporting company, to have only two members of the Audit Committee. The Board has determined that the members of the Audit Committee are independent under the rules of the SEC and the NYSE Amex. In addition to being independent, Mr. Roberts has been determined by the Board to be an “audit committee financial expert” as defined by the SEC and the NYSE Amex. Mr. Roberts’ designation by the Board as an “audit committee financial expert” is not intended to be a representation that he is an expert for any purpose as a result of such designation, nor is it intended to impose on him any duties, obligations or liability that are greater than the duties, obligations or liability imposed on him as a member of the Audit Committee and the Board in the absence of such designation. Additionally, his designation as an “audit committee financial expert” does not affect the duties, obligations or liability of any other member of the Audit Committee.

The Audit Committee, among other functions, has the sole authority to appoint and replace the independent auditors, is responsible for the compensation and oversight of the work of the independent auditors, reviews the results of the audit engagement with the independent auditors, and reviews and discusses with management and the independent auditors quarterly and annual financial statements and major changes in accounting and auditing principles. The Audit Committee met five times during 2010. The Board has adopted a written charter for the Audit Committee. A copy of the Audit Committee charter may be obtained free of charge by writing to Enova Systems, Inc., 1560 West 190th Street, Torrance, California, Attention: Chief Financial Officer or by accessing the “Investor Relations” section of our website (www.enovasystems.com).

Compensation Committee.  The Board of Directors has established a Compensation Committee. The current members of this committee are Messrs. Davies (Chair), Roberts and Wallace. The Board has determined that

Messrs. Davies, Roberts and Wallace are independent members of the Compensation Committee under the rules of the NYSE Amex.

The Compensation Committee, among other functions, reviews and recommends compensation structures, programs and amounts, and establishes performance goals and objectives relative to the Chief Executive Officer. The determinations of the Compensation Committee typically are ratified by the full Board of Directors, including a majority of independent directors. In performing its functions with respect to compensation of management and employees (other than compensation for the Chief Executive Officer), the Compensation Committee may rely upon the recommendations of or delegate authority to our Chief Executive Officer. The Compensation Committee met two times during 2010. The Board has adopted a written charter for the Compensation Committee. A copy of the Compensation Committee charter may be obtained free of charge by writing to Enova Systems, Inc., 1560 West 190th Street, Torrance, California 90501, Attention: Chief Financial Officer or by accessing the “Investor Relations” section of our website (www.enovasystems.com).

Pursuant to its charter, the Compensation Committee is authorized to retain compensation consultants to assist it in carrying out its duties. The Compensation Committee has the authority to approve any compensation consultant’s fees and other retention terms. The Company did not engage a compensation consultant during fiscal 2010 to provide advice or recommendations on the amount or form of executive and director compensation

Nominating and Governance Committee.  The Board of Directors has established a Nominating and Governance Committee. The current members of this committee are Messrs. Davies, Roberts and Wallace. The Board has determined that Messrs. Davies, Roberts and Wallace are independent members of the Nominating and Governance Committee under the rules of the NYSE Amex. The Nominating and Governance Committee generally monitors, reviews, and makes recommendations on (i) Board composition including assessment of skills, performance, and independence, and (ii) corporate governance matters and practices, including formulating and periodically reviewing the Code of Ethics applicable to the Company’s directors, officers and employees. The Nominating and Governance Committee met two times during 2010. The Board has adopted a written charter for the Nominating and Governance Committee. A copy of the charter may be obtained free of charge by writing to Enova Systems, Inc., 1560 West 190th Street, Torrance, California 90501, Attention: Chief Financial Officer or by accessing the “Investor Relations” section of our web site (www.enovasystems.com).

Board Leadership Structure and Role in Risk Oversight

The Chief Executive Officer and Chairman roles are currently separated between Mr. Staran and Mr. Wallace, respectively. The Board believes that its current leadership structure provides appropriate board oversight and engagement by having our Chief Executive Officer role separate from that of the Chairman of the Board. The Chief Executive Officer is best positioned as the individual with primary responsibility for managing the Company’s day-to-day operations and carries in-depth knowledge and understanding of the Company. The Chairman of the Board chairs regular Board meetings as we discuss key business and strategic issues. In conjunction with the non-executive directors who are elected annually, we believe this structure provides appropriate oversight of the day-to-day management of business operations.

The Board believes that the Company’s governance structure operates to effectively oversee material risks related to the Company. The Board’s role, as a whole and through its committees, in the risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial and strategic risks. Also, the involvement of the Board in reviewing, approving and monitoring our fundamental financial and business strategies, as contemplated by our corporate governance documents, is important to the determination of the types and appropriate levels of risk the Company undertakes.

Consideration of Director Nominees

In evaluating and determining whether to recommend a person as a candidate for election as a director, the Nominating and Governance Committee considers the person’s qualities and skills, which include business and professional background, history of leadership or contributions to other organizations, functional skill set and expertise, general understanding of marketing, finance, accounting and other elements relevant to the success of a publicly-traded company in today’s business environment, and service on other boards of directors. The

Nominating and Governance Committee does not have a formal policy regarding the consideration of diversity in identifying director nominees, but looks for individuals with specific qualifications so that the Board as a whole may maintain an appropriate mix both of experience, background, expertise and skills, and of age, gender, and ethnic and racial diversity. There are no specific minimum qualifications for nominees. The Nominating and Governance Committee may employ a variety of methods for identifying and evaluating nominees for director. The Nominating and Governance Committee may assess the size of the Board, the need for particular expertise on the Board, the upcoming election cycle of the Board and whether any vacancies are expected, due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the Nominating and Governance Committee will consider various potential candidates for director which may come to the Nominating and Governance Committee’s attention through current Board members, professional search firms, shareholders or other persons. No fees were paid to any third party to identify or evaluate potential nominees for inclusion in this proxy statement.

In exercising its function of recommending individuals for nomination by the Board for election as directors, the Nominating and Governance Committee considers nominees recommended by shareholders under the criteria summarized above. The Nominating and Governance Committee will make an initial analysis of the qualities and skills of any candidate recommended by a shareholder or others pursuant to the criteria summarized above to determine whether the candidate is suitable for service on our Board before deciding to undertake a complete evaluation of the candidate. If any materials are provided by a shareholder or professional search firm in connection with the nomination of a director candidate, such materials are forwarded to the Nominating and Governance Committee as part of its review. The same identifying and evaluating procedures apply to all candidates for director nomination, including candidates submitted by shareholders.

To request that the Nominating and Governance Committee consider a prospective candidate for election to our Board of Directors at our 2012 Annual Meeting of Shareholders, please submit the candidate’s name and biographical description to: Enova Systems, Inc., 1560 West 190th Street, Torrance, California 90501, Attention: Secretary.

Contacting the Board

You may contact any of our directors, or our independent directors as a group, by writing to them c/o Enova Systems, Inc., 1560 West 190th Street, Torrance, California 90501, Attention: Secretary. Your letter should clearly specify the name of the individual director or group of directors to whom your letter is addressed. Any communications received in this manner will be forwarded to the appropriate director(s) as addressed, except for solicitations or other matters unrelated to our company.

Director Compensation

The table below summarizes the total compensation we paid to our Directors (other than Mr. Staran) for the fiscal year ended December 31, 2010:

	Fees
	Earned or
	Paid in	Option
Non-Executive	Cash	Awards	Total
Director Name	($)	($)	($)

Richard Davies(A)	—	—	—
John J. Micek(D)	$30,000	—	$30,000
Edwin Riddell(B)	$20,000	$42,000	$62,000
Roy Roberts(B)(C)	$25,000	$42,000	$67,000
John Wallace(B)(C)	$25,000	$42,000	$67,000

(A)	Mr. Davies elected not to receive compensation for his services in the year ended December 31, 2010. Mr. Davies did not receive anything in return for not receiving compensation in the year ended December 31, 2010.

(B)	In 2010, Messrs. Riddell, Roberts and Wallace received equity options with a grant date fair value of $42,000 for each director, that vest over one year on a quarterly basis on the last date of each calendar quarter. The options will become fully vested on December 31, 2011.

(C)	In 2010, Messrs. Roberts and Wallace were entitled to cash compensation of $5,000 each for their services as members of the audit committee.

(D)	In 2010, Mr. Micek was entitled to cash compensation of $10,000 for his services as chairman of the audit committee.

The provisions of the Board compensation, effective as of July 1, 2008, provides that each Director receive quarterly compensation at a flat rate of $5,000 in cash and $7,500 in stock valued at the closing prices of our common stock on the last day of the quarter in which the meeting was held. In 2009 and in lieu of stock for compensation, Messrs. Micek, Riddell, Roberts and Wallace received options to purchase 34,500 shares of our common stock pursuant to the 2006 Equity Compensation Plan, which options had a grant date fair value of $27,000. The options vested over one year on a quarterly basis on the last date of each calendar quarter. In 2010 and in lieu of stock for compensation, Messrs. Wallace, Roberts and Riddell received options to purchase 34,500 shares of our common stock pursuant to the 2006 Equity Compensation Plan, which options had a grant date fair value of $42,000 and vest over one year on a quarterly basis on the last date of each calendar quarter. The Company measures and recognizes compensation expense for all share-based payment awards made to employees and directors, including employee stock options based on the estimated fair values at the date of grant. The compensation expense is recognized over the requisite service period. The Company’s determination of estimated fair value of share-based awards utilizes the Black-Scholes option-pricing model.

In addition, members of the Board who serve on our audit committee are provided additional compensation of $2,500 per quarter for the chairman of the audit committee and $1,250 per quarter for other members of the audit committee. All Directors are also reimbursed for out-of-pocket expenses incurred in connection with attending Board and committee meetings.

EXECUTIVE OFFICERS

We currently have three executive officers.

Michael Staran.  Please see “Information Regarding Nominees” above for a biographical discussion of Mr. Staran, our President and Chief Executive Officer.

John J. Micek.  Please see “Information Regarding Nominees” above for a biographical discussion of Mr. Micek, our Chief Financial Officer.

John Mullins.  Mr. Mullins, age 47, joined Enova Systems on December 12, 2007 as Director of Supply Chain Management and was appointed Chief Operating Officer on October 22, 2009. He has 20 years operations related management experience, 11 based outside the United States. From September 2006 to October 2007, Mr. Mullins served as COO/VP Operations for American Racing, an automotive supply company. From September 2004 to July 2006, Mr. Mullins served as SBU global General Manager of Ingersoll-Rand’s industrial tool and pump business based in Shanghai, China. His past roles also include General Manager of TRW Automotive’s North American aftermarket business; Operations general manager-Europe for Lucas Aftermarket, based in Solihull England, and a variety of positions with Kelsey-Hayes company in engineering and program management, based in Tokyo, Japan and Detroit, Michigan.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes the total compensation paid to or earned by each of the named executive officers for the fiscal years ended December 31, 2010 and 2009:

					Non-Equity
				Options	Incentive Plan	All Other
	Fiscal	Salary	Bonus	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)(A)(F)	($)(B)	($)(C)	($)(D)	($)

Michael Staran	2010	$265,000	$60,000	$—	$96,200	$66,931	$488,131
Chief Executive Officer	2009	$250,000	$140,000	$162,261	$—	$76,850	$629,111
Jarett Fenton(E)	2010	$196,350	$—	$—	$48,444	$17,519	$262,313
Chief Financial Officer	2009	$185,050	$60,000	$95,687	$—	$16,174	$356,911
John Mullins	2010	$200,000	$50,000	$—	$61,444	$8,817	$320,061
Chief Operating Officer	2009	$175,346	$50,000	$72,306	$—	$277	$297,929

(A)	For the 2009 year, the Board of Directors awarded discretionary bonuses to the Company’s officers in December 2009 based on several factors, predominately due to the negotiation of the equity raise with the payment of minimal investment banking fees in December 2009.

(B)	The valuation of option awards issued to employees are calculated in accordance with SEC rules as the grant date fair value in accordance with FASB ASC 718 consistent with the assumptions set forth in Note 13 to the financial statements in this Annual Report on Form 10-K.

(C)	For the 2010 year, Messrs. Staran, Mullins, and Fenton earned compensation based on the Board of Directors March 22, 2010 establishment of executive compensation where the amount of compensation paid was dependent on achieving a gross margin and cash balance target for the year ended December 31, 2010. Mr. Staran earned $80,000 and $16,000; Mr. Fenton earned $40,000 and $8,000; Mr. Mullins earned $50,000 and $11,000, for achieving certain cash and gross margin targets, respectively.

(D)	For Mr. Staran, the amount shown attributable to 2010 includes (i) $36,406 for lease of apartment and related insurance; (ii) $10,147 for auto allowance and insurance; (iii) $216 value of life insurance premiums paid; and (iv) $16,183 in medical insurance premiums. In 2009, the amounts shown attributable for Mr. Staran include: (i) $34,314 for lease of apartment and related insurance; (ii) $18,418 for auto allowance and insurance; (iii) $2,218 value of life insurance premiums paid; and (iv) $15,505 in medical insurance premiums. For Mr. Fenton, the amount shown attributable to 2010 includes (i) $216 value of life insurance premiums paid; (ii) $3,858 in medical insurance premiums paid; and iii) $11,612 in auto allowance and insurance. In 2009, the amounts shown attributable for Mr. Fenton include: (i) $2,218 value of life insurance premiums paid; (ii) $3,436 in medical insurance premiums paid; and iii) $8,828 in auto allowance and insurance. For Mr. Mullins, the amount shown attributable to 2010 includes (i) $7,504 in medical insurance premiums and (ii) $216 value of life insurance premiums.

(E)	Mr. Fenton resigned as an officer of Enova and his employment ended as of December 31, 2010.

(F)	For the 2010 year, Messrs. Staran and Mullins earned bonus compensation based on the Board of Directors March 22, 2010 establishment of executive compensation where the amount of discretionary bonus paid was influenced by several discretionary factors, including, but not limited to gross margin and cash flow targets, amongst other discretionary factors as of December 31, 2010.

Employment Agreement

Effective February 11, 2008, we entered into an employment agreement with Michael Staran, the President and Chief Executive Officer of Enova, to provide him an annual salary of $250,000 beginning as of January 1, 2008 and 12 months severance pay. On October 29, 2008, Mr. Staran was granted 12,000 shares of Enova’s common stock. Pursuant to the February 11, 2008 employment agreement, we leased a car for Mr. Staran’s use and pay for related expenses. Mr. Staran also is entitled to reimbursement for an apartment at the rate of $3,057 per month. The employment agreement further provides for life, medical and disability benefits and 15 days of annual accrued vacation. Mr. Staran does not receive compensation in his capacity as a member of the Board of Directors.

On February 17, 2009, the Board of Directors of Enova amended the employment agreement of Mr. Staran to increase the severance payment period under his agreement from 12 months to 18 months. In addition, if severance payments are triggered, Enova will reimburse Mr. Staran up to $20,000 for relocation expenses. Except for the foregoing amendments, all terms and conditions of the employment agreement between Enova and Mr. Staran dated February 11, 2008 remain unchanged and in full force and effect.

The following table presents information regarding outstanding equity awards held by the executive officers named in the Summary Compensation Table at December 31, 2010.

Outstanding Equity Awards at Fiscal Year-Ended December 31, 2010

Option Awards	Stock Awards
Number of	Number of	Number of	Market Value of
Securities	Securities	Shares or	Shares or
Underlying	Underlying	Units of	Units of
Unexercised	Unexercised	Option	Option	Stock That	Stock That
Options (#)	Options (#)	Exercise	Expiration	Have Not	Have Not
Name	Exercisable	Unexercisable	Price	Date	Vested (#)	Vested ($)

Michael Staran	41,667	58,333	(A)	$1.26	12/18/2019	—	(F)	—
33,333	66,667	(B)	$0.80	4/13/2014	—	—
100,000	—	(C)	$3.81	3/23/2018	—	—
23,000	—	$4.35	9/21/2015	—	—
Jarett Fenton	20,833	29,167	(A)	$1.26	12/18/2019	—	—
23,333	46,667	(B)	$0.80	4/13/2014	—	—
70,000	—	(C)	$3.81	3/23/2018	—	—
John Mullins	20,833	29,167	(A)	$1.26	12/18/2019	—	—
30,000	—	(C)	$3.81	3/23/2018	—	—
17,500	12,500	(D)	$0.80	4/13/2019	—	—
30,000	—	(E)	$0.21	3/11/2019	—	—

(A)	The options were granted on December 18, 2009 and vest over three years on a quarterly basis on the last day of each calendar quarter provided the option holder is then an officer of Enova as of such date. The first 1/12 or 8.33% of the shares under each option vested on January 1, 2010. In the event there is a change of control of Enova, the options will become fully vested.

(B)	The options were granted on April 14, 2009 and vest over three years on an annual basis on the anniversary of the grant date provided the option holder is then an officer of Enova as of such date. The first 1/3 or 33.33% of the shares under each option vested on April 14, 2010. In the event there is a change of control of Enova, the options will become fully vested.

(C)	The options were granted on March 24, 2008 and vest over three years on an annual basis on December 31st of each year, provided the option holder is then an officer of Enova as of such date. The final 1/3 or 33.33% of the shares under each option vested on December 31, 2010.

(D)	The options were granted on April 14, 2009 and vest over three years on a quarterly basis on the last day of each calendar quarter provided the option holder is then an officer of Enova as of such date. The first 1/12 or 8.33% of the shares under each option vested on June 30, 2009. In the event there is a change of control of Enova, the options will become fully vested.

(E)	The options were granted on March 12, 2009 and vest over two years on a quarterly basis on the last day of each calendar quarter provided the option holder is then an officer of Enova as of such date. The first 1/8 or 12.5% of the shares under each option vested on March 31, 2009. In the event there is a change of control of Enova, the options will become fully vested.

(F)	Equity shares totaling 75,000 shares were granted on April 4, 2008 and vested over three years on an annual basis on December 31st of each year, as the holder was then an officer of Enova as of such date.

Current Equity Incentive Plans

We presently have only one active stock-based compensation plan. The 2006 Equity Compensation Plan authorizes the Compensation Committee to grant stock options and other stock awards to employees and consultants, including executives and directors, and such grants are currently approved by the whole board of directors. The determination of whether option grants are appropriate each year is based upon individual measures established for each individual within the subjective determination of the board of directors. Options are not necessarily granted to each executive during each year. Options granted to executive officers generally vest in conjunction with the attainment of the performance goals of the Company. In 2010, Messrs. Staran, Fenton and Mullins were not granted new stock options from the plan.

Change of Control and Retirement Arrangements

The terms of the February 11, 2008 employment agreement, as modified on February 17, 2009, with our current Chief Executive Officer provides that in the event Mr. Staran’s employment is terminated by us without cause, he is entitled to receive as severance (i) three months of health benefits, (ii) his contingent bonus, (iii) 18 months payment of his current base salary on a monthly basis and (iv) a relocation allowance of $20,000. If his duties or responsibilities are materially diminished or if he is assigned duties that are demeaning or otherwise materially inconsistent with the duties then currently performed by him, Mr. Staran will have the right to receive the same severance payment as if his employment had been terminated without cause.

On February 17, 2009, the Board of Directors entered into a severance agreement with Jarett Fenton, the former Chief Financial Officer of Enova, which permitted severance pay under certain circumstances. Effective December 31, 2010, Mr. Fenton resigned from all offices held by him with Enova and his employment ended as of that date. In connection with his employment termination, Mr. Fenton is receiving 12 months severance based on his base salary as of December 31, 2010. The severance is payable monthly. He was also provided three months of health benefits.

Effective December 31, 2010, Mr. Fenton resigned from all offices held by him with Enova and his employment ended as of that date. In connection with his employment termination, Mr. Fenton is receiving 12 months severance based on his base salary as of December 31, 2010. The severance is payable monthly. He was also provided three months of health benefits.

On August 31, 2009, we entered into a severance agreement with John Mullins, the Chief Operating Officer of Enova. Mr. Mullins agreement provides a 12 month severance provision. In the event that Mr. Mullins’ employment is terminated by Enova without cause, he is entitled to receive as severance three months of health benefits and 12 months payment of his current base salary, to be paid on a monthly basis. If Mr. Mullins’ duties or responsibilities are materially diminished or he is assigned duties that are demeaning or otherwise materially inconsistent with the duties then currently performed, he will have the right to terminate his agreement and receive the same severance payment as if his employment had been terminated without cause.

In addition, effective March 22, 2010 and for the fiscal year ending December 31, 2010, the Board of Directors approved a bonus arrangement providing for certain payments to Messrs. Staran, Fenton and Mullins in the event of an extraordinary transaction the result of which is a change in control of Enova. In the event of certain change of control transactions and provided certain criteria are satisfied, Messrs. Staran, Mullins and Fenton would have been entitled to a bonus based on the amount and type of consideration received in that transaction and such bonus would be payable in the same ratio of cash and stock as may be payable to the shareholders of Enova in that transaction. The amount of the bonuses that would be paid to Messrs. Staran, Mullins and Fenton, individually, would be aggregated with any other change of control payments that they are then eligible to receive under other arrangements and the total amount of the aggregated change of control payments would be capped as determined by the Board to avoid excise taxes and to permit their deductibility. Because no such transaction occurred, such bonuses did not become payable.

Effective December 7, 2010 and for the fiscal year ending December 31, 2011, the Board of Directors approved a cash bonus arrangement for Messrs. Staran, Mullins and Micek comprised of three separate components which are performance-based, and a bonus arrangement providing for certain payments to Messrs. Staran, Mullins and Micek in the event of an extraordinary transaction the result of which is a change in control of the Company.

If, in 2011, certain performance based goals related to gross margin percentages are met, the bonus for Mr. Staran would range from a low of $8,000 to a high of $50,000; the bonus for Mr. Mullins would range from a low of $5,000 to a high of $30,000; and the bonus for Mr. Micek would range from a low of $3,000 to a high of $20,000. If, in 2011, certain performance based goals related to gross margin dollars are met, the bonus for Mr. Staran would range from a low of $12,000 to a high of $70,000; the bonus for Mr. Mullins would range from a low of $7,000 to a high of $50,000; and the bonus for Mr. Micek would range from a low of $5,000 to a high of $30,000. An additional performance bonus based on the achievement of certain operating cash flow goals will also be payable to each of Messrs. Staran, Mullins and Micek for 2011 if such operating cash flow goals are met, ranging from a low of $10,000 to a high of $60,000 for Mr. Staran; ranging from a low of $6,000 to a high of $40,000 for Mr. Mullins; and ranging from a low of $4,000 to a high of $25,000 for Mr. Micek. A discretionary bonus may also be determined by the Compensation Committee in its sole discretion and, as such bonus (if any) is discretionary, the amount thereof, if any, is not determinable at this time.

In the event of certain change of control transactions and provided certain criteria are satisfied during 2011, Messrs. Staran, Mullins and Micek would also be entitled to a bonus based on the amount and type of consideration received in that transaction by our shareholders and, at the election of our Board, such bonus would be payable all in cash or in the same ratio of cash and stock as may be payable to our shareholders in that transaction. The amount of the bonuses that would be paid to Messrs. Staran, Mullin and Micek, individually, would be aggregated with any other change of control payments that they are then eligible to receive under other arrangements and the total amount of the aggregated change of control payments would be capped as determined by the Board to avoid excise taxes and to permit their deductibility, but in no event in excess of $795,000 for Mr. Staran, $600,000 for Mr. Mullins and $345,000 for Mr. Micek. Because of the variables associated with this arrangement and other factors related thereto, the Company cannot predict if any such bonus amount will become payable or, if so, the amount thereof.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Table of Beneficial Ownership

The table below sets forth information as to (a) any person, including their address, known to us to own beneficially more than 5% of our voting securities, (b) equity securities beneficially owned by each of our named executive officers and directors; and (c) equity securities beneficially owned by the current executive officers and directors as a group. Beneficial ownership is determined in accordance with the SEC’s Regulation 13D-G. Accordingly, the information below reflects stock options, warrants, and other securities beneficially held by the specified person that may be exercised or converted into common stock within 60 days. Except as indicated in the footnotes to this table and subject to applicable community property laws, the persons named in the table to our knowledge have sole voting and investment power with respect to all shares of securities shown as beneficially owned by them. The information in this table is as of April 1, 2011 based upon an aggregate of 31,569,658 voting shares from (i) 31,485,953 shares of common stock outstanding and (ii) potential conversion of Series A Preferred Stock and Series B Preferred Stock into 83,705 shares of common stock.

			Percent of Common Stock,
			Series A and Series B
	Number of	Percent of	Preferred Stock,
	Shares of	Common	and Common Stock
Owner	Common Stock	Stock	Voting Together

Shell Asset Management BV(2)	6,054,960	19.2%	19.2%
Sir Winston Churchillaan 366H, 2285 SJ Rijswijk ZH, The Netherlands
Special Situation Fund, L.P.(4)	4,413,622	14.0%	14.0%
527 Madison Avenue, Suite 2600, New York, NY 10022
Jagen, Pty., Ltd.(1)	3,222,222	10.2%	10.2%
9 Oxford Street, South Ybarra 3141 Melbourne, Victoria Australia
J O Hambro Capital Management Group Limited(3)	2,227,500	7.1%	7.1%
Ground Floor, Ryder Court 14 Ryder Street London, United Kingdom SW1Y 6QB Klaustrasse 10 8008 Zurich, Switzerland
Swiss Global Asset Management AG(5)	1,771,750	5.6%	5.6%
69, route d’Esch, L-1470, Luxembourg
Jarett Fenton(6)	28,333	*	*
Michael Staran(7)	335,165	1.1%	1.1%
John Mullins(8)	80,000	*	*
Richard Davies(1)	3,222,222	10.2%	10.2%
John J. Micek(12)	218,408	*	*
Roy S. Roberts(9)	94,370	*	*
John R. Wallace(9)	115,063	*	*
Edwin O. Riddell(10)	152,792	*	*
All Executive Officers and Directors as a group(11)	4,246,353	13.7%	13.7%

(1)	Jagen Pty. Ltd. (Jagen) shares beneficial ownership with Jagen’s controlling shareholder, the B. Liberman Family Trust and its trustee, Jagen Nominees, Pty. Ltd. Mr. Davies is Managing Director for Jagen. Boris and Helen Liberman possess ultimate voting and discretionary authority over the shares.

(2)	Based on a Form 3 filed December 15, 2009. Shell Asset Management Company BV manages assets of The Shell Group and its subsidiaries and affiliates, including certain pension plans organized for the benefit of employees of The Shell Group. As such, The Shell Group and such subsidiaries and affiliates, including such pension plans, have the right to the receipt of dividends from, and the proceeds from the sale of, the shares of common stock.

(3)	Based upon a Holding(s) in Company filed on August 19, 2008 via the Regulatory News Service (“RNS”) on the London Stock Exchange.

(4)	Based on a Schedule 13G filed February 11, 2011. MGP Advisors Limited (“MGP”) is the general partner of the Special Situations Fund III, QP, L.P. AWM Investment Company, Inc. (“AWM”) is the general partner of MGP and the general partner of and investment adviser to the Special Situations Cayman Fund, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP and AWM. Through their control of MGP and AWM, Messrs. Marxe and Greenhouse share voting and investment power over the portfolio securities of each of the funds listed above.

(5)	Based on a Schedule 13G filed February 11, 2011. SAM Sustainable Asset Management AG (“SAM”), as investment adviser of the Julius Bar Multipartner SAM Smart Energy Fund (part of the “Julius Barr Multipartner SICAV”), holds investment power over the shares listed above. The voting power of the shares listed above is held by the Julius Barr Multipartner SICAV fund administrator, Swiss & Global Asset Management Ltd. Zurich, which has delegated such voting power over the shares listed above to SAM which in turn, has delegated such voting power to Robeco Institutional Asset Management.

(6)	Mr. Fenton resigned as an officer and his employment ended effective December 31, 2010.

(7)	Includes 239,665 shares of common stock underlying stock options that are exercisable within 60 days.

(8)	Includes 80,000 shares of common stock underlying stock options that are exercisable within 60 days.

(9)	Includes 43,125 shares of common stock underlying stock options that are exercisable within 60 days.

(10)	Includes 73,125 shares of common stock underlying stock options that are exercisable within 60 days.

(11)	Includes 536,873 shares of common stock underlying stock options that are exercisable within 60 days.

(12)	Includes 34,500 shares of common stock underlying stock options that are exercisable within 60 days.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors and beneficial owners of greater than 10% owners of our common stock to file reports of ownership and changes in ownership with the SEC and provide copies to us. Based solely on a review of Section 16 reports and written representations from officers and directors, we believe that during the fiscal year ended December 31, 2010, our officers, directors, and greater than 10% owners timely filed all reports they were required to file under Section 16(a), except each of Messrs. Roberts, Wallace, and Riddell failed to timely report a December 7, 2010 grant to him of an option to purchase 34,500 shares of our common stock, each of whom filed a report with respect thereto on March 22, 2011.

TRANSACTIONS WITH RELATED PERSONS

Item 404 of Regulation S-K of the SEC rules requires that we disclose any transaction in which a related person has a direct or indirect material interest and where the amount exceeds $120,000. In the fiscal year ended December 31, 2010 and including any currently proposed transaction, there were no transactions that fit the Item 404 criteria.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PMB Helin Donovan LLP served as our registered independent auditor for the most recently completed fiscal year, and has served in that role since its appointment by the Audit Committee on January 31, 2007.

Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Audit Fees

The following table sets forth the aggregate fees billed or to be billed by our principal accountant for the following services for the years ended December 31, 2010 and 2009:

	2010	2009

Audit Fees	$200,000	$195,000
Audit-Related Fees	$—	$25,000
Tax Fees	$14,000	$13,000
All Other Fees	$14,000	—

Total	$228,000	$233,000

The tax fees above were pre-approved by our Audit Committee as appropriate, which concluded that the provision of such services by PMB Helin Donovan was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews our financial reporting process on behalf of the Board of Directors. Management has primary responsibility for this process, including our system of internal controls, and for the preparation of our consolidated financial statements in accordance with generally accepted accounting principles. Our independent auditors, and not the Audit Committee, are responsible for auditing and expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles.

The Audit Committee reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2010 with management and the independent auditors. The Audit Committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended (AICPA, Professional Standards, vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in rule 3200T. In addition, the Audit Committee received from the independent auditors the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding independent auditor’s communications with the Audit Committee concerning independence and discussed with the independent auditors their independence from Enova Systems and its management.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in our Annual Report on SEC Form 10-K for the year ended December 31, 2010 for filing with the SEC.

Submitted by the Audit Committee

Edwin Riddell (Chair)
Roy S. Roberts
John R. Wallace

The material in the Report of the Audit Committee is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing by Enova Systems under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

ADDITIONAL INFORMATION

Shareholder Proposals for Annual Meetings

Proposals of shareholders intended to be presented at the next annual meeting must be received by us at our offices at Enova Systems, Inc., 1560 West 190th Street, Torrance, California 90501, Attention: Secretary, no later than January 27, 2012, a date not less than one hundred twenty (120) days prior to the one year anniversary of our initial mailing to shareholders of this proxy statement. Any shareholder proposals must satisfy the conditions established by the SEC for inclusion in our proxy materials. If a shareholder intends to present a proposal at the 2012 Meeting but does not seek inclusion of that proposal in the proxy statement for that Meeting, the holders of proxies for that Meeting will be entitled to exercise their discretionary authority on that proposal if the Company does not have notice of the proposal by April 12, 2012.

Annual Report to Shareholders

Our 2010 Annual Report on Form 10-K, including financial statements for the fiscal year ended December 31, 2010, is being mailed to shareholders concurrently with this proxy statement. The Annual Report, however, is not part of the proxy solicitation material. A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the SEC may be obtained free of charge by writing to Enova Systems, Inc., 1560 West 190th Street, Torrance, California 90501, Attention: Chief Financial Officer or by accessing the “Investor Relations” section of our website (www.enovasystems.com).

Enova Systems, Inc.

Computershare Investor Services PLC
PO Box 82
The Pavilions
Bridgwater Road
Bristol BS99 7NH
Telephone 0870 889 4018	United Kingdom
Facsimile 0870 703 6101	Australia
TextPhone users please call 0870 702 0005	Canada
DX 78139	Channel Islands
www.computershare.com	Germany
Hong Kong
Ireland
New Zealand
Russia
South Africa
USA

Form of Instruction —Meeting of Shareholders to be held on June 21, 2011

Kindly note: This form is issued only to the addressee(s) and is specific to the unique designated account printed hereon. This personalised form is not transferable between different (i) account holders; or (ii) uniquely designated accounts. The Custodian accepts no liability for any instruction that does not comply with these conditions.

Explanatory Notes:
1.	Please indicate, by placing “X” in the appropriate space overleaf, how you wish your votes to be cast in respect of each of the resolutions. If this form is duly signed and returned, but without specific direction as to how you wish your votes to be cast the form will be rejected.

2.	The ‘Abstain” option overleaf is provided to enable you to abstain on any particular resolution. However, it should be noted that a ‘Vote Abstain’ is not a vote in law and will not be counted in the calculation of the proportion of the votes ‘For’ or ‘Against’ a resolution.

3.	Any alternations to this form should be initialled.

4.	The completion and return of this form will not preclude a member from attending the meeting and voting in person.

5.	Should the holder, or a representative of that holder, wish to attend the meeting and/or vote at the meeting please ensure the relevant box is completed on the reverse. Upon receipt of this instruction, the registered holder, shown above, will receive a Letter of Authority from Computershare Company Nominees Limited authorising the person detailed overleaf to attend on behalf of the holder.

6.	Please ensure the completed voting instrument is returned to: Computershare Investor Services PLC, The Pavilions, Bridgwater Road, Bristol BS13 8AE. England

To be effective, all votes must be lodged at the office of the Custodian no later than 72 hours before the commencement of the Meeting.

Holder:	XXXXXXXXXXXX
Designation:	XXXXXXXXXXXX
SRN:	XXXXXXXXXXXX

Form of Instruction
Please use a black pen. Mark an “X” inside the box to indicate your directions; as shown in this example. ☐
I/We hereby direct the Custodian “Computershare Company Nominees Limited” to vote on my/our behalf at the Meeting of Shareholders to be held at at 9:00 a.m. local time at Enova Systems, Inc.’s principal executive office, located at 1560 West 190th Street, Torrance, California 90501.

Ordinary Resolution	For	Against	Abstain
     Please see attached proxy card and return with this Form of Instruction.

Intention to attend

I wish to attend the Meeting of Shareholders. Please email Lucie.heath@computershare.co.uk if you require a Letter of Representative.	☐
Signature

In the case of joint holders, only one holder need sign. In the case of a corporation, the Form of Instruction should be signed by a duly authorised official whose capacity should be stated, or by an attorney.

    DD   /   MM   /   YYYY

ENOVA SYSTEMS, INC.
1560 WEST 190TH STREET
TORRANCE, CA 90501
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote FOR the following:	☐	☐	☐
1. Election of Directors
Nominees

01 Richard Davies 06 John R. Wallace	02 John J. Micek	03 Edwin O. Riddell	04 Roy S. Roberts	05 Michael Staran

The Board of Directors recommends a vote FOR the following proposal:	For	Against	Abstain

2. To ratify the selection of PMB Helin Donovan, LLP as the Company’s independent auditors for the year ending December 31, 2011.	☐	☐	☐

3. To authorize the directors to cancel the admission of the Company’s common stock to trading on the AIM market of the London Stock Exchange.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

	Yes	No

Please indicate if you plan to attend this meeting	☐	☐
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com.

ENOVA SYSTEMS, INC.
Annual Meeting of Shareholders
June 21, 2011 9:00 AM Local Time
This proxy is solicited by the Board of Directors
The undersigned shareholder of Common Stock and/or Series A and/or Series B Preferred Stock of Enova Systems, Inc., a California corporation (the “Company”) hereby appoints Michael Staran and John J. Micek and each of them, as proxies for the undersigned, each with full power of substitution, to attend the Annual Meeting of Shareholders to be held at Enova Systems, Inc.’s principal executive office, located at 1560 West 190th Street, Torrance, California 90501 on June 21, 2011, 9:00 a.m. local time, and any adjournments or postponements thereof (the “Annual Meeting”), to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at the Annual Meeting and otherwise to represent the undersigned with all of the powers the undersigned would possess if personally present at the Annual meeting. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders and of the Proxy Statement, the terms of each of which are incorporated herein by reference, and revokes any proxy heretofore given with respect to the Annual Meeting.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
Continued and to be signed on reverse side